                                   EXHIBIT 11
                      CAVALIER HOMES, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                        Thirteen Weeks Ended         Twenty-six Weeks Ending
                                                                    ----------------------------   ----------------------------
                                                                      June 30,         July 2,       June 30,        July 2,
                                                                        2000            1999          2000             1999
                                                                    ------------    ------------   ------------    ------------


  Net income (loss)                                                 $(13,009,000)   $  2,820,000   $(21,646,000)   $  7,321,000
                                                                    ============    ============   ============    ============

SHARES:

  Weighted average common shares outstanding (basic)                  17,768,472      17,974,834     17,769,640      18,356,435

  Dilutive effect if stock options and warrants were exercised                --          96,025             --          99,969
                                                                    ------------    ------------   ------------    ------------

  Weighted average common shares
      outstanding, assuming dilution (diluted)                        17,768,472      18,070,859     17,769,640      18,456,404
                                                                    ============    ============   ============    ============